Putnam Massachusetts Tax Exempt Income Fund, May 31, 2008, annual shareholder report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	For the period ended May 31, 2008, Putnam Management has
assumed $473 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.

72DD1 		Class A 	9,737
		Class B 	1,104
		Class C		139

72DD2		Class M 	167
		Class Y		14

73A1		Class A 	0.3804
		Class B 	0.3202
		Class C		0.3066

74A2		Class M 	0.3534
		Class Y		0.1676

74U1		Class A 	25,877
		Class B		3,024
		Class C		786

74U2		Class M 	452
		Class Y		238

74V1		Class A 	9.32
		Class B 	9.31
		Class C		9.33

74V2		Class M 	9.32
		Class Y		9.33

Item 61
Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B
Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.